Exhibit 10.6

Notice of Award of Restricted Stock and	Staples, Inc.
Restricted Stock Award Agreement	Employer ID: 04-2896127
500 Staples Drive
Framingham, MA 01702

«FirstName»«LastName»	ACCOUNT ID:	«AccountID»
«Address1»
«Address2»
«City», «State» «Zip»
«Country»

In consideration of services rendered to Staples, Inc., you have been awarded shares of Staples, Inc. Common Stock under Staples, Inc.’s Restricted Stock program as follows:

Restricted Stock Award No.:	«GrantNumber»
Stock Plan:	2004RS
Date of Award:	«Date»
Total Number of Shares:	«SharesGranted»
Fair Market Value per Share:	«FairValue»
Total Value of Shares Granted:	«Total Value»
Vesting Date:	«Date»

By your acceptance of this Restricted Stock Award, you acknowledge that this award is granted under and governed by the terms and conditions of Staples, Inc.’s 2004 Stock Incentive Plan and by the terms and conditions of Staples, Inc.’s Restricted Stock Award Agreement (RSBOD42004) printed on the reverse side hereof.

Accepted by:	Staples, Inc.

«FirstName»«LastName»	Ronald L. Sargent
President and Chief Executive Officer

STAPLES, INC.

RESTRICTED STOCK AWARD AGREEMENT

(DIRECTORS)

1.  Award.  In consideration of services rendered, Staples, Inc., a Delaware corporation (“Staples”), hereby awards to the Director named on the reverse hereof, pursuant to Staples’ 2004 Stock Incentive Plan (the “Plan”), the Total Number of Shares of Common Stock of Staples stated on the reverse (the “Shares”) subject to the terms and conditions of this Restricted Stock Award Agreement and the Plan. Except where the context otherwise requires, the term “Staples” shall include any parent and all present and future subsidiaries of Staples as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).

2.  Transferability of Shares.  Until the Vesting Date described below, the Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) nor shall the Shares be subject to execution, attachment or similar process, except that the Shares may be transferred by will or the laws of descent and distribution or, upon notice to Staples, for estate planning purposes to entities that are beneficially owned entirely by family members.  All transferees of the Shares must agree to be governed by all of the terms and conditions of this Agreement.  Upon any sale, transfer, assignment, pledge, hypothecation or other disposition, or any attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose, of the Shares contrary to the provisions hereof, or upon the levy of any execution, attachment or similar process upon the Shares or such rights, the Shares shall, at the election of Staples, be deemed repurchased by Staples at a repurchase price of zero and all rights with respect to the Shares shall be forfeited to Staples.  In addition, Staples may seek any other legal or equitable remedies available to it, including rights of specific performance.  Staples may refuse to recognize as a shareholder of Staples any purported transferee of or holder of any rights with respect to the Shares and may retain and/or recover all dividends payable or paid with respect to such Shares.

3.  Vesting of Shares.  Except as otherwise provided in this Agreement, the transfer restrictions on the Shares shall lapse, and the Shares shall be considered to “vest”, on the Vesting Date set forth on the reverse hereof.

4.  Vesting Date.

(a)  Continuous Relationship with Staples Required.  Except as otherwise provided in this Section 4, the Shares shall not vest unless the Director is, and has been at all times since the Date of Award set forth on the reverse, a Director of Staples (an “Eligible Director”).

(b)  Termination of Relationship with Staples.  If the Director ceases to be an Eligible Director for any reason prior to the Vesting Date, then, except as provided in paragraph (c) below, the Shares shall be deemed repurchased by Staples at a repurchase price of zero and ownership of all right, title and interest in and to the Shares shall be forfeited and revert to Staples on the date such Director ceases to be an Eligible Director. If the Director is on an approved leave of absence, then the Shares shall not be forfeited as a result of such leave of absence unless and until the Director’s position as director is ultimately terminated.

(c)  Vesting Upon Death or Disability or Retirement.  If the Director (i) dies; (ii) becomes disabled (within the meaning of Section 22(e)(3) of the Code); or (iii) ceases to be an Eligible Director after attaining age 55 and at the time of such cessation of service the sum of the years of service as a director of Staples (as determined by the Board of Directors of Staples) completed by the Director plus the Director’s age is greater than or equal to 65, in each case prior to the Vesting Date while he or she is an Eligible Director, then the Shares shall vest fully in accordance with this Section 4(c).

(d)  Repurchase/Forfeiture.  Upon repurchase/forfeiture of the Shares for any reason hereunder, the Director shall cease to have any rights or privileges as a stockholder of Staples with respect to the Shares repurchased/forfeited and such Shares shall again be available for subsequent option grants or awards under the Plan.

5.  Delivery of Shares.  Staples shall, upon the Date of Award, effect issuance of the Shares by registering the Shares in book entry form with Staples’ transfer agent in the name of the Director.  No certificate(s) representing all or a part of the Shares shall be issued until vesting.

6.  No Rights to Continue as a Director.  Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind Staples to continue the relationship of the Director with Staples for the period prior to or after vesting.

7.  Rights as a Shareholder.  Except as otherwise provided herein, the Director shall have all rights as a shareholder with respect to the Shares including, without limitation, any rights to receive dividends or non-cash distributions with respect to the Shares and to vote the Shares and act in respect of the Shares at any meeting of shareholders.

8.  Adjustment Provisions.

(a)  General.  In the event of any recapitalization, reclassification of shares, combination of shares, stock dividend, stock split, reverse stock split, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than an ordinary cash dividend, the Director shall, with respect to the Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9(a) of the Plan.

(b)  Board Authority to Make Adjustments.  Any adjustments under this Section 8 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued with respect to Shares on account of any such adjustments.

9.  Mergers, Consolidations, Distributions, Liquidations, Etc.  In the event of a merger or consolidation or any share exchange transaction in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of Staples, the Director shall, with respect to this Agreement, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9 of the Plan.

10.  Vesting Following a Change in Control.

(a)  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)  A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities (other than pursuant to a merger or consolidation described in clause (1) or (2) of subsection (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples’ then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets.

(ii) “Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of Section 10(a)(i), Staples; (y) in the case of a Change in Control pursuant to clause (C) of Section 10(a)(i), the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of Section 10(a)(i), the entity acquiring the majority of the assets being sold or disposed of by Staples.

(b)  Effect of Change of Control. Notwithstanding the provisions of Section 3, if a Change in Control of Staples occurs, the Shares shall vest fully in accordance with this Section 10(b).

11.  Withholding Taxes.  Staples’ obligation to vest the Shares shall be subject to the Director’s satisfaction of all applicable federal, state and local income tax withholding requirements.

12.  Miscellaneous.

(a)  Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by Staples and the Director unless the Board of Directors determines that the amendment or modification, taking into account any related action, would not materially and adversely affect the Director.

(b)  All notices under this Agreement shall be mailed or delivered by hand to Staples at its main office, Attn: Secretary, and to the Director to his/her last known address on the records of Staples or at such other address as may be designated in writing by either of the parties to one another.

(c)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.